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                                                                     EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION

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                                  )
In re:                            )
                                  )        Chapter 11
ORGANOGENESIS INC.,               )        Case No. 02-16944-WCH
                                  )
                 Debtor.          )
                                  )
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            ORDER CONFIRMING THIRD AMENDED PLAN OF REORGANIZATION OF
           ORGANOGENESIS INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         A. On September 25, 2002 (the "Petition Date"), Organogenesis Inc. (the "Debtor") filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the above-captioned case (the "Bankruptcy Case") with the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court").

         B. On June 26, 2003, the Debtor filed its Third Amended Plan of Reorganization (the "Plan") and a related proposed Disclosure Statement.(1) The same day, following a hearing, the Court entered an order (the "Solicitation Procedures Order") that, among other things: (i) approved the Disclosure Statement as containing adequate information within the meaning of Bankruptcy Code Section 1125 and Fed. R. Bankr. P. 3017, (ii) fixed August 12, 2003 at 1:30 p.m. Eastern Time as the date and time for the commencement of the hearing to consider confirmation of the Plan (the "Confirmation Hearing"); (iii) approved the form and method of notice of the

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(1) Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended (the "Bankruptcy Code"), or the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that particular term in the Bankruptcy Code or the Bankruptcy Rules.

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Confirmation Hearing (the "Confirmation Notice"); and (iv) established certain procedures for soliciting and tabulating votes with respect to the Plan.

         C.       In accordance with the Solicitation Procedures Order and Fed.
R. Bankr. P. 3017(d), the Debtor timely mailed solicitation packages including the Confirmation Notice, the Disclosure Statement (with the Plan annexed as
Exhibit 1 thereto), the Solicitation Procedures Order and, where appropriate, a ballot and return envelope (the "Ballots"), all as set forth in the affidavit of the voting agent, Vincent J. Canzoneri, Esq. (the "Voting Agent"), Affidavit Of Vincent J. Canzoneri Regarding Acceptance Of The Third Amended Plan Of Reorganization Of Organogenesis Inc. Dated June 26, 2003 (the "Voting Agent Affidavit").

         D. The Voting Agent has certified the method and results of the ballot tabulation for Class 1 Non-Novartis Unsecured Claims and the Class 2 Novartis Allowed Claim, as set forth in the Voting Agent Affidavit.

         E. In June 2003, in connection with the Plan Funding Agreement, the Post-Petition Investors deposited the sum of $1,000,000 (the "June Deposit") with the Debtor's counsel. On or about August 11, 2003, in connection with the Plan and the Plan Funding Agreement, the Post-Petition Investors deposited the sum of $7,000,000 with the Debtor's counsel (the "August Deposit"). On or before August 23, 2003, the Post-Petition Investors will deposit with the Escrow Agent (as defined below) the sum of $500,000 (the "Further Deposit," and, together with the June Deposit and the August Deposit, the "Plan Funding Cash"). The Debtor and the Committee acknowledge that the Plan Funding Cash represents a good faith estimate of the amount necessary to satisfy the Funding Obligation.

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         F.       On August 8, 2003, the Post-Petition Investors filed a
schedule setting forth the names of the directors and officers the Post-Petition Investors propose to serve after confirmation (the "Post-Confirmation Directors and Officers").

         G. On August 13, 2003, the Debtor filed a Plan Document Supplement containing: the Amended And Restated Certificate Of Incorporation Of Organogenesis Inc. (the "Certificate Of Incorporation"); the Amended And Restated By-Laws Of Organogenesis Inc. (the "By-Laws"); the Escrow Agreement dated as of August 13, 2003 by and among the Debtor, Alan Ades and Albert Erani, and Goulston & Storrs, P.C. (the "Escrow Agreement"); and a Financing Term Sheet agreed to by the Debtor, Novartis, and the Post-Petition Investors (the "Financing Term Sheet") (collectively, the "Plan Document Supplement").

         H. On July 29, 2003, more than ten days prior to the Confirmation Hearing in accordance with the Solicitation Procedures Order, the Debtor filed an amended Schedule V.A.1.(i) to the Plan, listing the contracts it intends to assume together with proposed cure amounts. Seven parties filed formal or informal objections to the proposed cure amounts: Invitrogen Corporation ("Invitrogen"); Massachusetts Institute of Technology ("MIT"); Kensey Nash Corporation ("Kensey Nash"); Midmac Systems, Inc. ("Midmac"); Nicholas and Katerina Contos ("Contos"); Associates in Dermatology Research and Dr. Manuel Morman ("ADR"); and University Wound Healing Centers ("UWHC") (collectively, the "Cure Objecting Parties"). On August 12, 2003, the Debtor filed stipulations resolving the objections of Invitrogen, Kensey Nash, and Contos.

         I. On August 12, 2003, the Debtor entered into a fourth amendment (the "Fourth MIT Amendment") to its License Agreement dated as of December 16, 1985 (as amended, the "MIT Agreement").

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         J.       On August 12 and 13, 2003, the Court held the Confirmation
Hearing to consider confirmation of the Plan as such Plan has been amended by the record of the Confirmation Hearing and this Confirmation Order.

         K. The Court has reviewed and considered the Plan, the Voting Agent Affidavit, the Plan Document Supplement, all objections to confirmation of the Plan, as well as the evidence proffered or adduced and any exhibits admitted into evidence at the Confirmation Hearing and the arguments of counsel made at the Confirmation Hearing.

         NOW, THEREFORE, based upon: (i) the Court's review of the Plan, the Voting Agent Affidavit, and the Plan Document Supplement; (ii) all of the evidence proffered or adduced at, any exhibits admitted into evidence at, objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing; and (iii) the entire record of the Bankruptcy Case; and after due deliberation thereon and good cause appearing therefor,

         IT IS HEREBY FOUND AND DETERMINED THAT(2)

                     Findings of Fact and Conclusions of Law

         1.       Exclusive Jurisdiction; Venue; Core Proceeding (28
U.S.C. Sections 157 (b)(2) and 1334(a)). This Court has jurisdiction over the Bankruptcy Case pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper pursuant to 28 U.S.C. Sections 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

         2. Judicial Notice. This Court takes judicial notice of the docket of the Bankruptcy Case maintained by the Bankruptcy Court, including, without limitation, all pleadings and other

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(2) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact to the extent appropriate. See Fed.
R. Bankr. P. 7052.

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documents filed, all orders entered, and the transcripts of, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Bankruptcy Case.

         3. Transmittal and Mailing of Materials; Notice. All due, adequate, and sufficient notices of the Disclosure Statement, the Plan, and the Confirmation Hearing, along with all deadlines for voting on, or filing objections to, the Plan, have been given to all known holders of Claims and/or Equity Interests in accordance with the Bankruptcy Rules and the procedures set out in the Solicitation Procedures Order. The Disclosure Statement, Plan, Ballots, Solicitation Procedures Order and Confirmation Notice were transmitted and served in substantial compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required. The Confirmation Notice constitutes adequate and sufficient notice of all bar dates contained therein, including without limitation the Administrative Expense Claims Bar Date applicable to all Administrative Claims accruing after July 25, 2003.

         4. Solicitation. The solicitation of votes for acceptance or rejection of the Plan complies with Bankruptcy Code Sections 1125 and 1126, Fed.
R. Bankr. P. 3017 and 3018, the Disclosure Statement, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations. Based on the record before the Court in this Bankruptcy Case, the Debtor and its directors, officers, employees, shareholders, financial advisors, investment bankers, attorneys, and advisors have acted in "good faith" within the meaning of Bankruptcy Code Section 1125, and are entitled to the protections afforded by Bankruptcy Code Section 1125(e).

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         5.       Distribution of Solicitation Materials. All procedures used to distribute the solicitation materials to the applicable holders of Claims and Interests, and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and all other applicable rules, laws, and regulations.

         6. Executory Contracts and Unexpired Leases. The Debtor has given all due, adequate, and sufficient notice of all executory contracts and unexpired leases it intends to assume, assume and assign, or reject, as well as the cure payments the Debtor proposes to pay upon assumption.

         7. Post-Petition Agreements. The Settlement Agreement, the Promotion Agreement, and the Plan Funding Agreement are in full force and effect, and there has been no material default thereunder by the Debtor, Novartis, the Post-Petition Investors, and the Committee.

         8.       The Plan Complies with the Bankruptcy Code (11
U.S.C. Section 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code Section 1129(a)(1).

                  i.       Proper Classification (11 U.S.C. Sections 1122, 1123
         (a)(1)). In addition to Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and U.S. Trustee's Fees, which are not classified under the Plan, the Plan designates 4 Classes of Claims and 2 Classes of Interests. The Claims or Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Accordingly, the Plan satisfies Bankruptcy Code Sections 1122 and 1123(a)(1).

                  ii. Specify Unimpaired Classes (11 U.S.C. Section 1123(a)(2)). The Plan specifies that Classes A and 5 are not impaired and, thus, Bankruptcy Code Section 1123(a)(2) is satisfied.

                  iii.     Specify Treatment of Impaired Classes (11
         U.S.C. Section 1123(a)(3)). Classes 1, 2, 3, and 4 are designated as impaired under the Plan. Article II of the Plan specifies

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         the treatment of impaired Claims and Equity Interests, thereby satisfying Bankruptcy Code Section 1123(a)(3).

                  iv. No Discrimination (11 U.S.C. Section 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim and Equity Interest in each respective Class, unless the holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Equity Interest, thereby satisfying Bankruptcy Code Section 1123(a)(4).

                  v. Implementation Of Plan (11 U.S.C. Section 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, including the retention by the Reorganized Debtor of substantially all estate property, the cancellation of pre-petition bond obligations and equity, the curing or waiving of defaults under certain pre-petition executory contracts and unexpired leases, the amendment of the Debtor's charter, the issuance of equity securities in exchange for certain pre-petition claims, and recapitalization of the Debtor. Accordingly, the Plan satisfies Bankruptcy Code Section 1123(a)(5).

                  vi.      Required Corporate Charter Provisions (11 U.S.C.
         Section 1123(a)(6)). The Amended Charter contains a provision that prohibits the issuance of nonvoting equity securities, and provides, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

                  vii.     Selection Of Officers And Directors (11 U.S.C.
         Section 1123(a)(7)). At or prior to the Confirmation Hearing, the Debtor properly and adequately disclosed the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtor, and the appointment of such individuals or entities is consistent with the interests of holders of Claims and Equity Interests and with public policy and, accordingly, satisfies the requirements of Bankruptcy Code
         Section 1123(a)(7).

                  viii. Additional Plan Provisions (11 U.S.C. Section 1123(b)). The Plan's provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for
         (a) certain Classes of Claims to be unimpaired, (b) the assumption, rejection, or assignment of executory contracts and unexpired leases not previously rejected, (c) the retention by the Reorganized Debtor of any claim or interest belonging to the Debtor or to the estate, and (d) the release and exculpation of various Persons, and permanent injunctions prohibiting certain actions against the Debtor and its property.

                  ix. Fed. R. Bankr. P. 3016(a). The Plan is dated and identifies the entity submitting it, thereby satisfying Fed. R. Bankr.
         P. 3016(a).

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         9.       Debtor Has Complied with Bankruptcy Code (11
U.S.C. Section 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy
Code Section 1129(a)(2).

                  i.       The Debtor is a proper debtor under Bankruptcy Code
         Section 109 and a proper proponent of the Plan under Bankruptcy Code
         Section 1121(a).

                  ii. The Debtor has complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of this Court.

                  iii. The Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures Order, and other orders of the Court in transmitting the Plan, the Disclosure Statement, the Ballots, and related documents and notices, and in soliciting and tabulating votes on the Plan.

         10. Plan Proposed in Good Faith (11 U.S.C. Section 1129(a)(3)). The Debtor filed the Bankruptcy Case and has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Bankruptcy Code Section 1129(a)(3). In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Bankruptcy Case and the formulation of the Plan. The Debtor filed the Bankruptcy Case and proposed the Plan with the legitimate and honest purposes of, among other things: (i) reorganizing of the Debtor's business; (ii) preserving and maximizing the Debtor's business enterprise value through an expeditious reorganization under Chapter 11; (iii) restructuring of the Debtor's finances; (iv) maximizing the recovery to creditors; and (v) preserving jobs of the Debtor's employees in connection with the Reorganized Debtor's ongoing operations. The Debtor, and its officers and directors employed or serving in such capacity as of the date hereof; the Committee and its members acting solely in such capacity and not as individual creditors of the Debtor; each of the Debtor's and Committee's respective attorneys, investment bankers, restructuring consultants and financial advisors; the Post-Petition Investors and their respective attorneys, investment bankers, restructuring consultants, and financial

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advisors; and the Examiner have acted in good faith, as applicable, in connection with the management and operation of the Debtor and the formulation, negotiation, proposal and implementation of the Plan and every contract, instrument, document or other agreement related thereto.

         11. Payments For Services Or Costs And Expenses (11 U.S.C. Section 1129(a)(4)). Any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with the Bankruptcy Case, including all fees and expenses incurred by Professionals, or in connection with the Plan and incident to the Bankruptcy Case, has been approved by, or is subject to the approval of, the Court, thereby satisfying Bankruptcy Code Section 1129(a)(4).

         12. Directors, Officers, And Insiders (11 U.S.C. Section 1129(a)(5)). Prior to confirmation, the Debtor has disclosed the identity and other information with respect to the individuals proposed to serve, after confirmation of the Plan, as directors or officers of the Reorganized Debtor, and has further disclosed the identity of any Insiders who will be employed or retained by the Reorganized Debtor and the nature of such Person's compensation. Such appointments or the continuance of the individuals in such positions are consistent with the interests of the holders of Claims and Interests and with public policy. Therefore, the Debtor has complied with Bankruptcy Code Section 1129(a)(5).

         13. No Rate Changes (11 U.S.C. Section 1129(a)(6)). Bankruptcy Code Section 1129(a)(6) is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

         14. Best Interests of Creditors Test (11 U.S.C. Section 1129(a)(7)). The Plan satisfies Bankruptcy Code Section 1129(a)(7). The testimony, documentary evidence, and proffers adduced at the Confirmation Hearing and contained in the Disclosure Statement (a) are

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persuasive and credible as of the dates such evidence was prepared, presented or proffered; (b) either have not been controverted by other persuasive evidence or have not been challenged; (c) are based upon reasonable and sound assumptions; and (d) provide a reasonable estimate of the liquidation values to be realized upon conversion to a Chapter 7 case, and establish that each holder of a Claim or Interest in a Class which is impaired that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that it would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         15. Acceptance by Certain Classes (11 U.S.C. Section 1129(a)(8)). Classes A and 5 are unimpaired under the Plan within the meaning of Bankruptcy Code Section 1124. Classes 1, 2, 3, and 4 are impaired under the Plan within the meaning of Bankruptcy Code Section 1124. Classes 1 and 2 are impaired and were entitled to vote on the Plan. As established by the Voting Agent Affidavit, and evidence proffered or adduced at the Confirmation Hearing, Classes 1 and 2 have accepted the Plan pursuant to the Solicitation Procedures Order and the requirements of Bankruptcy Code Sections 1124 and 1126. Classes 3 and 4 are impaired, but will receive nothing under the Plan, and therefore are deemed to have rejected the Plan. Accordingly, Section 1129(a)(8) of the Bankruptcy Code has not been satisfied.

         16. Treatment of Allowed Administrative Expense Claims and Priority Tax Claims (11 U.S.C. Section 1129(a)(9)). The Plan satisfies the requirements of Bankruptcy Code Section 1129(a)(9) because, except to the extent the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that holders of Allowed Administrative Expense Claims pursuant to Bankruptcy Code Section 507(a)(1), Priority Claims pursuant to Bankruptcy Code Section 507(a)(2) through Section 507(a)(7), and Priority Tax Claims pursuant to

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Bankruptcy Code Section 507(a)(8), shall be treated in accordance with the provisions of Bankruptcy Code Section 1129(a)(9).

         17.      Acceptance by at Least One Impaired Class (11
U.S.C. Section 1129(a)(10)). As established by the Voting Affidavit and evidence adduced at the Confirmation Hearing, Classes 1 and 2 are impaired Classes of Claims that have voted to accept the Plan as defined by Section 1126 of the Bankruptcy Code, and the acceptance of at least one of such accepting impaired Classes has been determined without including the votes of any Insiders, thus satisfying Bankruptcy Code Section 1129(a)(10).

         18. Any Ballots cast by holders of Class 3 or Class 4 Interests on behalf of such Interests, including, without limitation, Ballots cast by any party set forth on Exhibit A to the July 28, 2003, Debtor's Omnibus Objection Pursuant To Fed. R. Bankr. P. 3007 To Claims Deemed Allowed Under 11
U.S.C. Section 502(A) Solely For Purposes of Voting By Purported Claimants To Accept Or Reject Third Amended Plan Of Reorganization Of Organogenesis Inc., shall be disallowed for voting and tabulation purposes.

         19. Feasibility (11 U.S.C. Section 1129(a)(11)). The Plan is feasible and is not likely to be followed by a liquidation or the need for further financial reorganization. The Debtor has presented credible and persuasive evidence that it will be able to make all payments required to be made under the Plan, and will otherwise be able to satisfy all of its obligations under the Plan.

         20. Payment of Fees (11 U.S.C. Section 1129(a)(12)). All fees due and payable as of the Confirmation Date under 28 U.S.C. Section 1930 have been paid or will be paid on or before the Effective Date pursuant to Section IX.A of the Plan, thereby satisfying Bankruptcy Code Section 1129(a)(12).

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         21.      Continuation of Retiree Benefits (11 U.S.C. Section
1129(a)(13)). Section IX.B of the Plan provides that payment of any Retiree Benefits shall be continued solely to the extent, if any, and for the duration of the period the Debtor is contractually or legally obligated to provide such benefits, subject to any and all rights of the Debtor or the Reorganized Debtor under applicable law. Accordingly, the Plan satisfies Bankruptcy Code Section 1129(a)(13).

         22.      Fair and Equitable; No Unfair Discrimination (11 U.S.C.
Section 1129(b)). The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. With respect to rejecting Classes 3 and 4, the Plan provides that each holder of a Class 3 and 4 Interest shall not receive or retain anything under the Plan and that the holder of any interest that is junior to the interest of each such class will not receive or retain under the Plan any property on account of such junior interest. Accordingly,
Section 1129(b) of the Bankruptcy Code is satisfied, notwithstanding the failure of the Plan to satisfy Section 1129(a)(8) of the Bankruptcy Code.

         23. No Other Plan (11 U.S.C. Section 1129(c)). No other plan of reorganization has been filed in connection with the Bankruptcy Case.

         24. Principal Purpose of Plan (11 U.S.C. Section 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C.
Section 77e). Therefore, the Plan satisfies the requirements of Bankruptcy Code
Section 1129(d).

         25. No Liquidation. Because the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor, and the Reorganized Debtor will engage in business following consummation of the Plan, Bankruptcy Code Section 1141(d)(3) is inapplicable.

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         26.      Modifications to Plan. Any modifications to the Plan set forth in the record of the Confirmation Hearing, including in this Order, do not materially and adversely affect or change the treatment of the holder of any Claim against the Debtor. In accordance with Bankruptcy Code Section 1127 and Fed. R. Bankr. P. 3019, these modifications and amendments, if any, do not require additional disclosure under Section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under Section 1126 of the Bankruptcy Code and all holders of Claims who voted to accept the Plan are hereby deemed to have accepted the Plan as it may be so amended. No holder of a Claim who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of any such modifications. Disclosure of any such modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of the Bankruptcy Case.

         27. Releases, Discharges, and Injunctions. Pursuant to Fed. R. Bankr. P. 9019 and in consideration for the distributions and other benefits described in the Plan, the releases, discharges, and injunctions described in
Article VII and Section IX.G. of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such releases, discharges, and injunctions are made in exchange for consideration and are in the best interests of creditors, are fair, equitable, and reasonable, and are integral elements of the restructuring and resolution of the Bankruptcy Case in accordance with the Plan. Each of the releases, discharges, and injunctions set forth in the Plan:

                  i. falls within the jurisdiction of this Court under 28 U.S.C. Sections 1334(a), (b), and (d);

                  ii. is an essential means of implementing the Plan pursuant to Bankruptcy Code Section 1123(a)(5);

                  iii. is an integral element of the transactions incorporated into the Plan;

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                  iv.      confers material benefits on, and is in the best
                           interests of, the Debtor, its estate, and its creditors;

                  v. is important to the overall objectives of the Plan to finally resolve the claims among or against the parties in interest in the Bankruptcy Case with respect to the Debtor, its organization, operation, and reorganization to the extent provided in the Plan; and

                  vi. is consistent with sections 105, 524, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

                                     DECREES

         NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

         28. Confirmation. The Plan, as modified by the record of the Confirmation Hearing and this Confirmation Order, is hereby approved and confirmed pursuant to 11 U.S.C. Section 1129. If there is any direct conflict between the terms of the Plan or the Plan Document Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. Unless otherwise provided herein, the terms of the Plan and the exhibits thereto, including the Amended Schedules and the Plan Document Supplement, all as modified hereby, are incorporated by reference into, and are an integral part of, this Confirmation Order.

         29. Objections. All Objections to confirmation of the Plan that have not been withdrawn, waived, or settled, and all reservations of rights included in such Objections, are overruled in their entirety on the merits (except as otherwise provided in this Order) and all withdrawn objections are deemed withdrawn with prejudice.

         30. Modifications to Plan. The Plan is hereby modified pursuant to Bankruptcy Code Section 1127(a) as set forth in the record of the Confirmation Hearing and in this Confirmation Order. The modifications are either technical or non-material and do not adversely change the treatment of the Claim of any creditor who has not consented to such modification. The Debtor

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is not required to solicit acceptances or rejections to the Plan as modified, and the modifications are hereby specifically approved. The Plan and such modifications together constitute the Plan, and all references in this Confirmation Order to the Plan shall mean the Plan as so modified.

         31. Plan Documents; Empowerment. All documents contained in the Plan Document Supplement, including without limitation, the Escrow Agreement, the Financing Term Sheet, the Certificate of Incorporation, and the By-Laws are approved and the Debtor, the Reorganized Debtor, and each of their respective affiliates, subsidiaries, directors, officers, agents, and attorneys, and Goulston & Storrs, P.C. as the "Escrow Agent" under the Escrow Agreement, are hereby authorized and directed to execute, deliver, and perform all obligations thereunder. The Debtor, the Reorganized Debtor, and each of their respective affiliates, subsidiaries, directors, officers, agents, and attorneys are hereby authorized, empowered, and directed to issue, execute, deliver, file, or record any document, and to take all other actions necessary or appropriate, in their sole discretion, to implement, effectuate, and consummate the Plan in accordance with its terms, all without further corporate action or action of the directors, stockholders of the Debtor or Reorganized Debtor, and without further order of this Court, and on and after the Effective Date, any such document will be legal, valid, and binding in accordance with its terms.

         32. DIP Facility Term Loan; Post-Confirmation Financing. As of the Effective Date, all obligations of the Debtor under the DIP Financing Agreement shall be deemed fully satisfied and discharged, subject to entry by the Debtor, Novartis, and the Post-Petition Investors into the Post-Confirmation Loan Documents (as defined below) and related agreements and instruments including, without limitation, an inter-creditor agreement and subordination agreement between the Post-Petition Investors and Novartis, on the terms set forth in the Financing Term Sheet, dated August 12, 2003, and in accordance with the Settlement Agreement. Pursuant to

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Bankruptcy Code Section 1142(b), without further action of the Bankruptcy Court, the Reorganized Debtor is hereby authorized and directed to: (i) enter into (a) the Term Loan with Novartis, and (b) the Post-Confirmation Financing and any financing being provided in connection with the plan funding obligation of the Post-Petition Investors pursuant to Section IV.B. of the Plan (the "Plan Funding Financing") with the Post-Petition Investors (the Term Loan, Post-Confirmation Financing, and the Plan Funding Financing, collectively, the "Post-Confirmation Loan Documents"), all on the terms and in accordance with the Post-Confirmation Loan Documents; (ii) grant to Novartis and the Post-Petition Investors (on account of the Post-Confirmation Financing only) the Liens provided therein, all of which are hereby approved; and (iii) execute, deliver, file or record the Post-Confirmation Loan Documents and any and all other documents or instruments that are necessary or advisable to obtain the Term Loan, the Post-Confirmation Financing and the Plan Funding Financing, and any other applicable documents or instruments. The Term Loan and the Post-Confirmation Financing and the Liens securing the Term Loan and the Post-Confirmation Financing shall rank pari passu with each other and senior to all other Liens, if any. The Plan Funding
Financing shall be unsecured, and fully subordinated to the Term Loan and the Post-Confirmation Financing.

         33. Revesting of Debtor's Property. Except as otherwise provided in the Stipulation And Order In Settlement Of (i) Objection Of Cook Biotech, Inc. To Confirmation Of Third Amended Plan Of Reorganization Of Organogenesis, Inc. And (ii) Proof Of Claim Of Cook Biotech, Inc., or in the Plan (including without limitation with respect to the Term Loan, the Post-Confirmation Financing, and the Plan Funding Financing) or in this Confirmation Order, as of the Effective Date, all property of the Debtor's estate (including, without limitation, all Avoidance Power Causes of Action), and any property acquired by the Debtor or Reorganized

Debtor under the Plan, will vest in the Reorganized Debtor free and clear of all Claims, liens, charges, and other encumbrances.

         34. Discharge. Subject to, and upon the occurrence of, the Effective Date, and except as otherwise expressly provided in this Order or the Plan, the rights afforded under the Plan and the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release, and discharge against the Debtor, the Debtor's estate, and the Reorganized Debtor of (a) any debt of the Debtor that arose before the Confirmation Date, (b) any debt of the Debtor of a kind specified in Bankruptcy Code Sections 502(g), 502(h), or 502(i), and (c) all Claims and Interests against the Debtor or its estate of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of claim based upon such debt, obligation, or interest is filed or deemed filed under Bankruptcy Code Section 501, (ii) such Claim is Allowed under Bankruptcy Code Section 502, or (iii) the holder of such Claim or Interest has accepted the Plan, provided, however, that the foregoing shall not release the Debtor, the Reorganized Debtor, the Escrow Agent, or the Post-Petition Investors from their obligations under the Plan, the Plan Funding Agreement, or the Escrow Agreement.

         35. Injunctions. All injunctions or stays, whether imposed by operation of law or by Order of this Court, provided for in the Bankruptcy Case pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise that are in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. As of the Effective Date, all Persons are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, indirectly, derivatively, or otherwise against the Debtor, its estate, the Reorganized Debtor, or the Escrow Agent (as defined below) subject to the performance of its obligations under the Escrow Agreement on account of, or respecting any Claims, Interests, debts, rights, Causes of Action or liabilities discharged pursuant to the Plan, except to the extent expressly permitted under the Plan.

         36. As of the Effective Date, except as provided in the Plan or this Order, all Persons and entities will be precluded from asserting against the Debtor, the Reorganized Debtor, or the Escrow Agent (as defined below) subject to the performance of its obligations under the Escrow Agreement, or any of their respective affiliates, successors, or property, any other or further Claims, demands, debts, rights, causes of action, liabilities, or equity interests against the Debtor based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or this Order, as of the Effective Date, all such Claims and other debts and liabilities against the Debtor shall be discharged and all Interests and other rights of equity security holders in the Debtor shall be satisfied, terminated, or cancelled pursuant to Sections 524 and 1141 of the Bankruptcy Code. Such discharge and termination will void any judgment obtained against the Debtor or the Reorganized Debtor to the extent that such judgment relates to a discharged Claim or terminated Interest.

         37. Except as provided in the Plan or this Confirmation Order, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other demand, debt, right, cause of action, or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, the Escrow Agent, or their respective property; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, the Escrow Agent, or their respective property; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, the Escrow Agent, or their respective property or any released entity; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor, the Reorganized Debtor, or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         38. Cancellation of Interests; Subordination. As of the Effective Date, all equity interests in the Debtor will be cancelled, including without limitation all series D Preferred Stock, Old Organogenesis Stock, all interests held by any holders of Class 3 and Class 4 interests, any options or warrants to purchase such stock, all Securities Damages Claims, and any Claims for contribution or indemnification of any of the Debtor's current or former directors and officers on account of such Securities Damages Claims will be forever discharged, and any claims on account of any Class 3 or Class 4 interests shall be subordinated to Class 1 and 2, and included in Class 3 or 4, as the case may be, and discharged and forever cancelled.

         39. As provided in Section II.D.2.(a)(2) of the Plan, the unsecured claims of the following creditors are hereby Allowed in the following amounts:

-----------------------------------------------
 CREDITOR                       AMOUNT OF CLAIM
-----------------------------------------------
Alan Ades                       $ 4,859,930.56
----------------------------------------------
Maurice Ades                        155,104.17
----------------------------------------------
Robert Ades                         155,104.17
----------------------------------------------
Deerwood                          2,326,562.50
----------------------------------------------
Albert Erani                      2,685,069.44
----------------------------------------------
Dennis Erani                      2,843,576.39
----------------------------------------------
Bernard Marden                    1,551,041.67
----------------------------------------------
TOTAL:                          $14,576,388.90
----------------------------------------------

         40. As of the Effective Date, all directors and officers of the Debtor shall be deemed to have resigned, the Post-Confirmation Directors and Officers shall be deemed to have been elected to such designated positions in the Reorganized Debtor, and the Certificate and By-Laws shall be deemed adopted, in each case without any further action on the part of any Person, as provided in Section 303 of the Delaware General Corporation Law. Prior to the Effective Date, the current board of directors and officers of the Debtor shall not take any extraordinary action or take or authorize any action that could be deemed a non-ordinary course transaction under Section 363 of the Bankruptcy Code without the prior written consent of the Post-Petition Investors, Novartis, and the Creditors' Committee, or approval of the Court.

         41. No Discrimination; Corporate Good Standing. In accordance with Bankruptcy Code Section 525(a), a governmental unit may not deny, revoke, suspend, or refuse to renew a license, permit, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Debtor or the Reorganized Debtor, solely because of the commencement, continuation, or termination of the Bankruptcy Case or because of any provision of the Plan or the legal effect of the Plan. To the extent the Debtor is not in compliance as of the Effective Date with any state or local law requirements necessary to remain a corporation in good standing and/or remain authorized as a corporation to conduct business in any jurisdiction, the Debtor and/or the Reorganized Debtor, as the case may be, shall be deemed in compliance with any such laws if they comply with such laws within six months after the Effective Date.

         42. MIT Agreement. The Debtor is authorized to enter into the Fourth MIT Amendment and to assume the MIT Agreement as amended by the Fourth MIT Agreement. The cure payment and/or Administrative Expense Claim, if any, owing MIT on account of assumption of the MIT Agreement shall be determined by the Court after hearing or agreement of the parties.

         43. Assumed Executory Contracts and Cure Payments. The Debtor is authorized to assume all executory contracts and unexpired leases with the non-debtor parties set forth on Schedule V.A.1(i) of the Plan, a copy of which is attached hereto, including without limitation the executory contracts with Invitrogen, Kensey Nash, and Contos, and the MIT Agreement (the "Assumed Contracts") and the Debtor shall have satisfied all its obligations under
Section 365(b) to cure any defaults under the Assumed Contracts upon payment of the Cure Amount, if any, set forth on such schedule. To the extent not previously withdrawn, the objections of Invitrogen, Kensey Nash, Contos, and MIT are overruled, other than the objection of MIT to the cure payment only.

         44. Dan Road Lease Stipulation. The rights and obligations of the parties under that certain Stipulation and Agreed Order Between Debtor and Glenborough Properties, L.P. Regarding Assumption of Amended Lease of Nonresidential Real Property (150 Dan Road, Canton, Massachusetts), dated August 7, 2003, and approved by the Court by order dated August 11, 2003, shall survive confirmation of the Plan.

         45. Rejected Executory Contracts And Unexpired Leases. Any pre-petition executory contract or unexpired lease with any non-debtor party set forth on Schedule V.C., a copy of which is attached hereto, and all other pre-petition executory contracts and unexpired leases (other than an insurance policy) which: (i) is not one of the Assumed Contracts; (ii) has not expired by its own terms or otherwise been terminated on or prior to the Confirmation Date;
(iii) has not been assumed or assigned with the approval of the Bankruptcy Court on or prior to the

Confirmation Date; (iv) is not the subject of a motion to assume or reject which is pending at the time of the Confirmation Date; (v) is not subject of a stipulation or Court order extending the time to assume or reject such contract or lease; or (vi) is not designated in the Plan Documents as being an executory contract or unexpired lease to be assumed at the time of confirmation of the Plan, shall be deemed rejected as of the Confirmation Date, but subject to the occurrence of the Effective Date, in accordance with Bankruptcy Code Section 365, provided, however, that the Debtor's identification of such non-debtor parties therein does not constitute an admission by the Debtor that a contract or lease with such party is executory in nature. The objections of Midmac, ADR, and UWHC are denied as moot.

         46. Rejection Damages Claims. If the rejection of an executory contract or unexpired lease results in a Claim for damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the estate, the Debtor, the Reorganized Debtor, the Post-Petition Investors, or their respective properties or agents, successors, or assigns, unless a proof of claim is filed with the Court and served upon the Debtor and counsel for the Debtor on or before thirty (30) days following the mailing of notice of entry of the Confirmation Order, or such earlier date as this Court may or has been set with respect to any particular executory contract or unexpired lease (the "Rejection Claims Bar Date"). Any such Claims that are not filed within such time will be forever barred from assertion against the Debtor, its estate, Reorganized Organogenesis, the Post-Petition Investors, and their property, and shall not share in any distributions under this Plan. Unless otherwise ordered by this Court or provided in the Plan, all such Claims for which proofs of claim are timely filed will be treated as General Unsecured Claims (unless such claim is an Excess Rejection Claim) subject to the provisions of the Plan.

The Reorganized Debtor shall have sixty (60) days following the Rejection Claims Bar Date, or such later date as fixed by the Court, to object to any such proof of claim filed in accordance with Section V.C. of the Plan.

         47. Professional Fee Claims. All entities seeking payment or reimbursement of Professional Fees and Expenses shall file a fee application within 45 days after the Effective Date for the allowance of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date. Any award granted by this Court shall be paid in full first from the Effective Date Cash Reserve and thereafter by the Reorganized Debtor (i) on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of such Claim and the Reorganized Debtor. Professional Fees and Expenses incurred by the Reorganized Debtor, or, to the extent provided in Section IX.C.2. of the Plan, the Limited Oversight Committee, and the Escrow Agent to the extent provided in the Escrow Agreement for services rendered after the Effective Date in connection with the Bankruptcy Case, the Plan, and the Escrow Agreement shall be paid by the Reorganized Debtor upon the receipt of reasonably detailed invoices therefor in such amounts and on such terms agreed to by the parties, without the need for any further fee application, Court authorization, or entry of a Final Order, provided, however, that fees and expenses of all professionals incurred in the preparation of fee applications for services rendered on or before the Effective Date shall be sought as part of such applications and, to the extent allowed, be payable in the same manner as any other award granted by this Court, and that the Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding payment for professional services relating to the implementation of the Plan or the administration of the Chapter 11 Case.

         48. Administrative Claims Bar Date: The Administrative Expense Claims Bar Date for the filing of all Administrative Expense Claims accruing after July 25, 2003 (not including claims for professional Fees and Expenses, United States Trustee fees, and the expenses of the members of the Committee), shall be August 22, 2003 at 4:30 p.m. Holders of asserted Administrative Expense Claims, other than Claims for Professional Fees and Expenses, United States Trustee fees, Novartis' fees and expenses and the expenses of the members of the Committee, not paid prior to the Confirmation Date must submit proofs of Administrative Expense Claim on or before such Administrative Expense Claims Bar Date. Failure to file a proof of Administrative Expense Claim on or before the Administrative Expense Claims Bar Date shall cause such Administrative Expense Claim to be disallowed and considered null and void and such creditors shall have no further Claim against, and will be forever barred from asserting such Administrative Expense Claim against, the Debtor, its estate, the Reorganized Debtor or their respective properties or agents, successors, or assigns, and such Administrative Expense Claim will be deemed discharged. The Reorganized Debtor shall have sixty (60) days following the Effective Date to review and object to such Administrative Expense Claims.

         49. Tax Administrative Expense Claim Bar Date. The Tax Administrative Expense Claim Bar Date for the filing of all Tax Administrative Expense Claims shall be October 21, 2003. Holders of asserted Tax Administrative Expense Claims must submit proofs of claim on or before such Tax Administrative Expense Claim Bar Date. Failure to file a proof of Tax Administrative Expense Claim on or before the Tax Administrative Expense Claim Bar Date shall cause any such asserted or alleged Tax Administrative Expense Claim to be disallowed and considered null and void and any such creditors shall have no further Claim against, and will be forever barred from asserting any Tax Administrative Expense Claim against, the Debtor, its estate, the Reorganized Debtor or their respective properties or agents, successors, or assigns, and such Tax Administrative Expense Claim will be deemed discharged. The Reorganized Debtor shall have 120 days following the Effective Date to review and object to such Tax Administrative Expense Claims.

         50. Claim Objection Deadline and Prosecution of Objections. Upon the occurrence of the Effective Date, objections to claims will be settled or prosecuted at the direction of the Reorganized Debtor and at its expense. Except as otherwise set forth herein or in the Plan, any objections to Claims shall be filed with the Court and served on the later of (a) sixty (60) days after the Effective Date and (b) such greater period of limitation as may be fixed or extended by the Court. After the Effective Date, the Reorganized Debtor may settle Disputed Claims without the necessity of further approval by the Court; provided, however, that, pursuant to Section IX.C.3. of the Plan, all settlements of objections to Administrative Expense Claims shall be subject to approval by the Bankruptcy Court unless reviewed and approved by the Limited Oversight Committee to the extent such Limited Oversight Committee is in existence pursuant to the Plan or this Order.

         51. Novartis Disputed Invoice. Upon the occurrence of the Effective Date, any and all claims held by the Debtor, its estate, and/or Reorganized Organogenesis against Novartis in connection with or arising out of the Disputed Invoice shall be deemed waived and released by virtue of the Plan and this Order without the need for any further action by any party.

         52. Securities Law Exemption. The Distributed Securities issued under the Plan to the holders of Post-Petition Investor Claims and Novartis Allowed Claim are exempt from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and any state or local law requiring registration for the offer or sale of a security pursuant to, without limitation, Section 1145 of the Bankruptcy Code.

         53. Exemption from Transfer Taxes. In accordance with Section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer, or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, or the re-vesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, (b) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, the issuance, renewal, modification or securing of indebtedness by such means, including, without limitation, the recording or filing of any of the documents comprising the Term Loan, the Post-Confirmation Financing, and the Plan Funding Financing, and (c) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to this Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, transfer tax, intangible tax, or similar tax.

         54. Exculpation and Limitation of Liability. Each of (a) the Debtor and the Reorganized Debtor, and each of their employees, officers, and directors employed or serving in such capacity as of the date of this Order, (b) the Committee and its members, acting solely in such capacity and not as an individual creditor of the Debtor, (c) Novartis, (d) the Examiner, and (e) the Post-Petition Investors, and all professional persons employed by any of the foregoing during the pendency of the Bankruptcy Case, shall not have or incur any obligation or liability to any holder of a Claim or Interest, or any other party in interest, or any other Person, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Case, negotiation and filing of the Plan Funding Agreement, the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, arising from and after the Petition Date except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing contained in this paragraph shall be deemed a waiver or release of any rights or obligations of any Person created pursuant to the Plan or the Plan Funding Agreement, by any such party against the Debtor, the Reorganized Debtor, the Debtor's estate, the Escrow Agent, or the Post-Petition Investors.

         55. Claims. Temporary allowance of a Claim under the Plan for voting purposes shall not constitute an allowance or disallowance of the Claim for any other purpose under the Plan, including, but not limited to distributions under the Plan. The Debtor and the Reorganized Debtor reserve the right to object to temporarily allowed Claims on any and all bases. Final allowance of a Claim pursuant to the provisions of the Plan or an order of this Court shall not prejudice the rights of the Debtor or the Reorganized Debtor to bring Avoidance Actions, including objections to Claims pursuant to Bankruptcy Code Section 502(d), or to otherwise seek reconsideration of a Claim under Bankruptcy Code Section 502(j).

         56. Implementation And Consummation Of Plan Documents. In accordance with Bankruptcy Code Section 1142, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtor, Reorganized Debtor, or any other Person referenced in the Plan shall be, and they hereby are, authorized, empowered and directed to issue, execute, deliver, file and record any documents, whether or not any such document is specifically referred to in the Plan, the Disclosure Statement or any exhibit thereto, and to take any action necessary or appropriate to consummate the Plan in accordance with its terms. Without in any manner limiting the foregoing, the execution and delivery, performance, filing or recordation by the Debtor, Reorganized Debtor, or any other Person referenced in the Plan, of the Plan Documents, the Term Loan, the Post-Confirmation Financing, the Plan Funding Financing, and each of the other documents, instruments, and agreements contemplated by or necessary in connection with the consummation of the Plan, are hereby authorized and approved.

         57. On or before August 23, 2003, unless the Plan Funding Agreement has been terminated pursuant to Section 9.1(a) of the Plan Funding Agreement, the Post-Petition Investors shall deliver the Further Deposit to the Escrow Agent.

         58. Escrow Agreement. Pursuant to the Escrow Agreement, upon the occurrence of the Effective Date, Goulston & Storrs, P.C., as Escrow Agent under the Escrow Agreement (the "Escrow Agent"), shall release the Plan Funding Cash held in the Escrow to the Effective Date Cash Reserve in accordance with the terms of the Escrow Agreement. Except as otherwise expressly provided by the Plan and the Plan Funding Agreement, the Effective Date Cash

Reserve shall not be an asset of the Reorganized Debtor and the Reorganized Debtor shall have no right, title or interest therein, and the Effective Date Cash Reserve shall be used solely for the purposes provided for in the Escrow Agreement, the Plan, the Plan Funding Agreement, and this Order, and the Escrow Agent shall release and deliver the proceeds of the Effective Date Cash Reserve as and to the extent provided thereunder. The Escrow Agent shall have standing to appear and be heard in connection with any request for extensions of time to object to Claims or Administrative Expense Claims or similar scheduling motions.

         59. The performance or nonperformance by the Escrow Agent under the Escrow Agreement shall in no way preclude the representation of the Committee or the Limited Oversight Committee, as applicable, by the Escrow Agent, whether or not relating to any matter pertaining to the Escrow Agreement, and the Debtor, the Post-Petition Investors, and the Committee have expressly consented to such representation, whether in connection with a controversy under the Escrow Agreement or otherwise.

         60. Release of Liens. Except as may otherwise be provided in the Plan, on the Effective Date and subject to entry into the Term Loan, all credit agreements, promissory notes, mortgages, security agreements, invoices, contracts, agreements and any other documents or instruments evidencing Claims against the Debtor, together with any and all Liens (including Liens on any and all Collateral) securing the same, shall be cancelled, discharged, and released without further act or action by any Person under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor thereunder shall be deemed cancelled, discharged, and released. To the extent deemed necessary or advisable by the Reorganized Debtor, any holder of a Claim shall promptly provide the Reorganized Debtor with an appropriate instrument of cancellation, discharge, or release, as the case may be, in suitable form for recording wherever necessary to evidence such cancellation, discharge or release, including the cancellation, discharge or release of any Lien securing such Claim.

         61. Committee; Examiner. Except as otherwise set forth in the Plan, as of the Effective Date, the Committee shall be dissolved and its members released of all of their duties, responsibilities, and obligations in connection with the Bankruptcy Case and the Plan and its implementation, and the retention or employment of the Committee's attorneys, accountants, and other agents shall terminate. Notwithstanding the foregoing, the Committee shall have standing to be heard with respect to the allowance of Administrative Expense Claims requested by professionals and by Committee members to the extent such Administrative Expense Claims relate to such members' service on the Committee. The responsibilities of the Examiner shall terminate immediately on the Confirmation Date, and the Examiner shall be forever discharged of, and released from, all powers, duties, and responsibilities under the order appointing the Examiner and any subsequent orders or amendments thereto.

         62. Limited Oversight Committee. Pursuant to Section IX.C of the Plan, on the Effective Date, the Limited Oversight Committee shall be formed and constituted for the purposes set forth in the Plan.

         63. Payment Of Statutory Fees; Final Decree. The Reorganized Debtor shall be responsible for the payment of any post-confirmation fees due pursuant to 28 U.S.C. Section 1930(a)(6) and the filing of post-confirmation reports, until a final decree is entered. A final decree shall be entered as soon as practicable after initial distributions have commenced under the Plan.

         64. Provisions of Order Nonseverable and Mutually Dependent. The provisions of this Confirmation Order are nonseverable and mutually dependent.

         65. Retention Of Jurisdiction. This Court shall retain exclusive jurisdiction, in accordance with Article VIII of the Plan and in accordance with Bankruptcy Code Sections 105(a) and 1142, with respect to the following specified matters:

               (1) to hear and determine motions, if any, for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, and for determination of Cure Payments related thereto, that are pending as of the Effective Date, and the allowance, estimation, or disallowance of Claims resulting therefrom;

               (2) to determine any and all adversary proceedings, applications, motions, and contested matters arising in or related to the Chapter 11 Case, including, but not limited to, Avoidance Power Causes of Action;

               (3) to ensure that distributions to holders of Allowed Administrative Expense Claims and Allowed Claims are accomplished as provided herein;

               (4) to hear and determine any objections to Administrative Expense Claims, to proofs of claims, and to proofs of Interests filed both before and after the Confirmation Date, and to allow, estimate, or disallow any Disputed Administrative Expense Claim or Disputed Claim, in whole or in part;

               (5) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

               (6) to enforce the Plan and issue orders in aid of execution of the Plan and to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or its execution or implementation by any entity;

               (7) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including, without limitation the Confirmation Order;

               (8) to hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331, and 503(b) of the Bankruptcy Code, and to resolve any disputes regarding payment for professional services incurred after the Effective Date for purposes of implementing the Plan or the Escrow Agreement or administering the Chapter 11 Case;

               (9) to hear and determine any disputes arising in connection with the interpretation, implementation, execution, or enforcement of the Plan Funding Agreement, the Plan, the Confirmation Order, the Escrow Agreement, any other order of the Bankruptcy Court, and the Term Loan;

               (10) to recover all assets of the Debtor and property of the estate, wherever located;

               (11) to hear and determine any matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

               (12) to hear any other matter not inconsistent with the Bankruptcy Code; and

               (13)  to enter a final decree closing the Bankruptcy Case.

         66.      Binding Effect of Prior Orders. Pursuant to Bankruptcy Code
Section 1141, all prior orders entered in the Bankruptcy Case and all documents and agreements executed by the Debtor during the pendency of the Bankruptcy Case that were authorized by the Bankruptcy Court or permitted under the Bankruptcy Code, and all motions or requests for relief pending before the Bankruptcy Court as of the Effective Date shall be, and hereby are, binding upon and shall inure to the benefit of the Debtor, the Reorganized Debtor, and their respective successors and assigns.

         67.      Binding Effect of Plan. In accordance with Bankruptcy Code
Section 1141(a), the Plan (including the exhibits and schedules to, and all documents and agreements created pursuant to, the Plan) and all of its provisions shall be, and hereby are, binding upon the Debtor, the Reorganized Debtor, the Escrow Agent, the Post-Petition Investors, any Person acquiring or receiving property or a distribution under the Plan, any lessor or lessee of property to or from the Debtor, any creditor or equity security holder of the Debtor (including all governmental entities), any party to a contract with the Debtor, any person who is a beneficiary of a release under the Plan, any person who is a party to a settlement or compromise with the Debtor, and any holder of a Claim against or Interest in the Debtor, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder (a) has filed, or is deemed to have filed, a proof of Claim, (b) has accepted or rejected the Plan, or (c) will or will not receive a distribution under the Plan, and the respective heirs, executors, administrators, successors, and assigns, if any, of the foregoing.

         68. Effect of Reference to the Plan in this Confirmation Order. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no

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effect on the validity, binding effect, and enforceability of such provision, and each provision of the Plan shall have the same validity, binding effect, and enforceability as if fully set forth in this Confirmation Order.

         69. Headings. Headings utilized in this Confirmation Order are for the convenience of reference only, and shall not constitute a part of the Plan or this Confirmation Order for any other purpose.

         70. Notice of Entry of Confirmation Order. On or before the tenth Business Day following the date of entry of this Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on counsel to the Committee and/or the Limited Oversight Committee, the Escrow Agent, all creditors and interest holders, the United States Trustee, and other parties in interest, by causing such notice of entry to be delivered to such parties by first-class mail, postage prepaid. No other or further notice shall be necessary.

         71. Notice of Effective Date. Within seven Business Days following the occurrence of the Effective Date, the Debtor shall file notice of the occurrence of the Effective Date and shall serve a copy of this notice on counsel to the Committee and/or the Limited Oversight Committee, the Escrow Agent, all creditors and interest holders, the United States Trustee, and other parties in interest, by causing such notice to be delivered to such parties by first-class mail, postage prepaid. No other or further notice of the Effective Date shall be necessary.

         72. Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, then (i) the Plan, (ii) assumption or rejection of executory contracts or unexpired leases pursuant to the Plan, (iii) any document or agreement executed pursuant to the Plan, (iv) any actions, releases, waivers, or injunctions authorized by this Order or any order in aid of the

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consummation of the Plan, and (v) this Order shall be deemed null and void, and in the event that the Plan Funding Agreement has been terminated pursuant to
Section 9.1(a) thereof, the Plan Funding Cash shall promptly be delivered to the Post-Petition Investors unless the Post-Petition Investors are in material default under the Plan Funding Agreement. In such event, nothing contained in this Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Interests by or against the Debtor or any other persons or entities, to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor or otherwise, or to constitute an admission of any sort by the Debtor or any other Persons as to any issue, or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

Dated: August 13, 2003

                                                  /s/ William C. Hillman
                                                  ------------------------------
                                                  Hon. William C. Hillman
                                                  United States Bankruptcy Judge

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